Exhibit 99(b)



                       FORM 11-K


                     UNITED STATES
           SECURITIES AND EXCHANGE COMMISSION
                 Washington, D.C. 20549


     (Mark One)

     [X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934


     For the year ended       December 31, 1996
                        ------------------------------------

                           OR

     [ ]   TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934


     For the transition period from             to
                                    -----------    ---------

     Commission file number       33-50283
                            --------------------------------




            LONG-TERM STOCK SAVINGS PLAN OF
               PHILLIPS PETROLEUM COMPANY
                (Full title of the Plan)




               PHILLIPS PETROLEUM COMPANY
             (Name of issuer of securities)




             Bartlesville, Oklahoma                  74004
     (Address of principal executive office)      (Zip code)

FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements
     --------------------

Financial statements of the Long-Term Stock Savings Plan of
Phillips Petroleum Company, filed as part of this annual report, are listed in the accompanying index.

(b)  Exhibits
     --------

Exhibit 1  Consent of Ernst & Young LLP.


                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Long-Term Stock Savings Plan Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 LONG-TERM STOCK SAVINGS PLAN
                                 OF PHILLIPS PETROLEUM COMPANY


                                  /s/ Jacqueline K. Wagner
                                 -----------------------------
                                      Jacqueline K. Wagner
                                             Member
                                    Long-Term Stock Savings
                                         Plan Committee

June 25, 1997

-----------------------------------------------------------------
Index To Financial Statements        Long-Term Stock Savings Plan
And Schedules                       Of Phillips Petroleum Company


                                                             Page

Report of Independent Auditors .............................   3


Financial Statements

  Statements of Net Assets Available for Benefits at December 31, 1996 and 1995

      Total Plan ...........................................   4
      Fund EP ..............................................   6
      Fund K ...............................................   8
      Fund L ...............................................  10
      Temporary Fund .......................................  12


  Statements of Changes in Net Assets Available for
    Benefits for the Years Ended December 31, 1996,
    1995 and 1994

      Total Plan ...........................................   5
      Fund EP ..............................................   7
      Fund K ...............................................   9
      Fund L ...............................................  11
      Temporary Fund .......................................  13


  Notes to Financial Statements ............................  14


Supplemental Schedules

  Schedule of Assets Held for Investment Purposes at
    December 31, 1996, Line 27a ............................  19

  Schedule of Reportable Transactions for the Year Ended
    December 31, 1996, Line 27d ............................  20

------------------------------------------------------------------
Report Of Independent Auditors


The Long-Term Stock Savings Plan Committee
Long-Term Stock Savings Plan of Phillips Petroleum Company

We have audited the accompanying statement of net assets available for benefits of the Long-Term Stock Savings Plan of Phillips Petroleum Company (Plan) as of December 31, 1996 and 1995, and the related statement of changes in net assets available for benefits for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Long-Term Stock Savings Plan Committee (Committee). Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Committee, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1996 and 1995, and the changes in its net assets available for benefits for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of December 31, 1996, and reportable transactions for the year ended December 31, 1996, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the basic financial statements. The fund information presented on pages 6 through 13 listed in the accompanying index to financial statements and schedules is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                 /s/ Ernst & Young LLP

Tulsa, Oklahoma                      ERNST & YOUNG LLP
June 25, 1997

-----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company


                                           Thousands of Dollars
                                         ------------------------
At December 31                                 1996          1995
                                         ------------------------

Assets
Investments
  Common stock                           $1,371,686     1,095,085
  Money market fund                           1,682         5,139
-----------------------------------------------------------------
                                          1,373,368     1,100,224
Cash                                          1,082             -
Company Contributions Receivable
  Funds for debt service                      2,037           172
  Before-tax deposits                            33            34
Interest Receivable                              24            43
-----------------------------------------------------------------
Total Assets                              1,376,544     1,100,473
-----------------------------------------------------------------

Liabilities
Securities Acquisition Loans                450,850       476,450
Interest Payable                              2,165         2,371
Securities Purchased                              -           245
Administrative Expenses Payable                 155            97
-----------------------------------------------------------------
Total Liabilities                           453,170       479,163
-----------------------------------------------------------------

Net Assets Available for Benefits        $  923,374       621,310
=================================================================
See Notes to Financial Statements.

-------------------------------------------------------------------
Statement Of Changes In Net            Long-Term Stock Savings Plan
Assets Available For Benefits         Of Phillips Petroleum Company


                                        Thousands of Dollars
                                 ----------------------------------
Years Ended December 31              1996         1995         1994
                                 ----------------------------------

Additions
Company Contributions
  Funds for debt service         $ 15,578       20,828       11,797
  Basic allocation requirements        58            -           56
  Before-tax deposits               5,773        5,832        5,988
-------------------------------------------------------------------
                                   21,409       26,660       17,841
-------------------------------------------------------------------
Investment Income
  Dividends                        39,237       38,854       37,527
  Interest                            358          437          337
  Net appreciation                318,207       44,821      126,928
-------------------------------------------------------------------
                                  357,802       84,112      164,792
-------------------------------------------------------------------
Total Additions                   379,211      110,772      182,633
-------------------------------------------------------------------

Deductions
Distributions to Participants
  or Their Beneficiaries           50,310       37,845       41,725
Interest Expense                   26,779       30,754       23,965
Administrative Expense                 58           93          100
-------------------------------------------------------------------
Total Deductions                   77,147       68,692       65,790
-------------------------------------------------------------------

Net Increase                      302,064       42,080      116,843

Net Assets Available for
  Benefits
Beginning of Year                 621,310      579,230      462,387
-------------------------------------------------------------------

End of Year                      $923,374      621,310      579,230
===================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company

                                                          FUND EP


                                           Thousands of Dollars
                                         ------------------------
At December 31                                 1996          1995
                                         ------------------------

Assets
Investments
  Common stock                             $217,193       180,975
  Money market fund                             351             9
-----------------------------------------------------------------
                                            217,544       180,984
Interest Receivable                               2             3
-----------------------------------------------------------------
Total Assets                                217,546       180,987
-----------------------------------------------------------------

Liabilities
Administrative Expenses Payable                 155            97
-----------------------------------------------------------------
Total Liabilities                               155            97
-----------------------------------------------------------------

Net Assets Available for Benefits          $217,391       180,890
=================================================================


Number of Units                          27,811,188    30,014,306
Unit Value                                  $7.8167        6.0268
-----------------------------------------------------------------
See Notes to Financial Statements.

-------------------------------------------------------------------
Statement Of Changes In Net            Long-Term Stock Savings Plan
Assets Available For Benefits         Of Phillips Petroleum Company

                                                            FUND EP


                                        Thousands of Dollars
                                 ----------------------------------
Years Ended December 31              1996         1995         1994
                                 ----------------------------------
Additions
Investment Income
  Dividends                      $  6,280        6,480        6,465
  Interest                             15            7            3
  Net appreciation                 51,183        7,528       22,230
-------------------------------------------------------------------
Total Additions                    57,478       14,015       28,698
-------------------------------------------------------------------

Deductions
Distributions to Participants
  or Their Beneficiaries           20,919       16,051       16,244
Administrative Expense                 58           93          100
-------------------------------------------------------------------
Total Deductions                   20,977       16,144       16,344
-------------------------------------------------------------------

Net Increase (Decrease)            36,501       (2,129)      12,354

Net Assets Available for
  Benefits
Beginning of Year                 180,890      183,019      170,665
-------------------------------------------------------------------

End of Year                      $217,391      180,890      183,019
===================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company

                                                           FUND K


                                           Thousands of Dollars
                                         ------------------------
At December 31                                1996           1995
                                         ------------------------

Assets
Investments
  Common stock                             $64,354         46,526
  Money market fund                            167            430
-----------------------------------------------------------------
                                            64,521         46,956
Due from Temporary Fund                        635            493
Interest Receivable                              1              3
-----------------------------------------------------------------
Total Assets                                65,157         47,452
-----------------------------------------------------------------

Liabilities
Securities Purchased                             -            245
-----------------------------------------------------------------
Total Liabilities                                -            245
-----------------------------------------------------------------

Net Assets Available for Benefits          $65,157         47,207
=================================================================


Number of Units                         34,574,082     32,392,783
Unit Value                                 $1.8846         1.4573
-----------------------------------------------------------------
See Notes to Financial Statements.

-------------------------------------------------------------------
Statement Of Changes In Net            Long-Term Stock Savings Plan
Assets Available For Benefits         Of Phillips Petroleum Company

                                                             FUND K


                                        Thousands of Dollars
                                  ---------------------------------
Years Ended December 31              1996         1995         1994
                                  ---------------------------------

Additions
Allocation of Deposits and
  Earnings from Temporary Fund    $ 5,804        5,856        6,005
-------------------------------------------------------------------
Investment Income
  Dividends                         1,741        1,534        1,295
  Interest                             20           22           16
  Net appreciation                 13,924        1,703        4,280
-------------------------------------------------------------------
                                   15,685        3,259        5,591
-------------------------------------------------------------------
Total Additions                    21,489        9,115       11,596
-------------------------------------------------------------------

Deductions
Distributions to Participants
  or Their Beneficiaries            3,539        2,767        3,452
-------------------------------------------------------------------

Net Increase                       17,950        6,348        8,144

Net Assets Available for
  Benefits
Beginning of Year                  47,207       40,859       32,715
-------------------------------------------------------------------

End of Year                       $65,157       47,207       40,859
===================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company

                                                           FUND L


                                           Thousands of Dollars
                                         ------------------------
At December 31                                 1996          1995
                                         ------------------------

Assets
Investments
  Common stock                           $1,090,139       867,584
  Money market fund                             562         4,243
-----------------------------------------------------------------
                                          1,090,701       871,827
Cash                                          1,082             -
Company Contributions Receivable
  Funds for debt service                      2,037           172
Interest Receivable                              21            35
-----------------------------------------------------------------
Total Assets*                             1,093,841       872,034
-----------------------------------------------------------------

Liabilities
Securities Acquisition Loans                450,850       476,450
Interest Payable                              2,165         2,371
-----------------------------------------------------------------
Total Liabilities                           453,015       478,821
-----------------------------------------------------------------

Net Assets Available for Benefits        $  640,826       393,213
=================================================================


Number of Units                         175,944,066   157,715,845
Unit Value**                                $2.5317        1.9514
-----------------------------------------------------------------
See Notes to Financial Statements.

 *The amount of total assets that was not allocated to participants at December 31, 1996 and 1995, was $648,408 thousand and $564,275 thousand, respectively.
**Unit value calculated on assets allocated to participants only.

-------------------------------------------------------------------
Statement Of Changes In Net            Long-Term Stock Savings Plan
Assets Available For Benefits         Of Phillips Petroleum Company

                                                             FUND L


                                        Thousands of Dollars
                                 ----------------------------------
Years Ended December 31              1996         1995         1994
                                 ----------------------------------

Additions
Company Contributions
  Funds for debt service         $ 15,578       20,828       11,797
  Basic allocation requirements        58            -           56
-------------------------------------------------------------------
                                   15,636       20,828       11,853
-------------------------------------------------------------------
Investment Income
  Dividends                        31,216       30,840       29,767
  Interest                            292          384          301
  Net appreciation                253,100       35,590      100,418
-------------------------------------------------------------------
                                  284,608       66,814      130,486
-------------------------------------------------------------------
Total Additions                   300,244       87,642      142,339
-------------------------------------------------------------------

Deductions
Distributions to Participants
  or Their Beneficiaries           25,852       19,027       22,029
Interest Expense                   26,779       30,754       23,965
-------------------------------------------------------------------
Total Deductions                   52,631       49,781       45,994
-------------------------------------------------------------------

Net Increase                      247,613       37,861       96,345

Net Assets Available for
  Benefits
Beginning of Year                 393,213      355,352      259,007
-------------------------------------------------------------------

End of Year                      $640,826      393,213      355,352
===================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Statement Of Net Assets              Long-Term Stock Savings Plan
Available For Benefits              Of Phillips Petroleum Company

                                                   TEMPORARY FUND


                                             Thousands of Dollars
                                             --------------------
At December 31                               1996            1995
                                             --------------------

Assets
Investments
  Money market fund                          $602             457
Company Contributions Receivable
  Before-tax deposits                          33              34
Interest Receivable                             -               2
-----------------------------------------------------------------
Total Assets                                  635             493
-----------------------------------------------------------------

Liabilities
Due to Fund K                                 635             493
-----------------------------------------------------------------
Total Liabilities                             635             493
-----------------------------------------------------------------

Net Assets Available for Benefits            $  -               -
=================================================================
See Notes to Financial Statements.

-------------------------------------------------------------------
Statement Of Changes In Net            Long-Term Stock Savings Plan
Assets Available For Benefits         Of Phillips Petroleum Company

                                                     TEMPORARY FUND


                                         Thousands of Dollars
                                   --------------------------------
Years Ended December 31              1996         1995         1994
                                   --------------------------------

Additions
Company Contributions
  Before-tax deposits              $5,773        5,832        5,988
Investment Income
  Interest                             31           24           17
-------------------------------------------------------------------
Total Additions                     5,804        5,856        6,005
-------------------------------------------------------------------

Deductions
Allocation of Deposits and
  Earnings to Fund K                5,804        5,856        6,005
-------------------------------------------------------------------

Net Increase                            -            -            -

Net Assets Available for
  Benefits
Beginning of Year                       -            -            -
-------------------------------------------------------------------

End of Year                        $    -            -            -
===================================================================
See Notes to Financial Statements.

----------------------------------------------------------------
Notes To Financial Statements       Long-Term Stock Savings Plan
                                   Of Phillips Petroleum Company


Note 1--Plan Description

The following description of the Long-Term Stock Savings Plan of Phillips Petroleum Company (Plan) is subject to and qualified by the more complete information appearing in the Plan document.

The Plan became effective July 1, 1988, and is a defined contribution stock bonus plan available to certain employees of Phillips Petroleum Company and participating subsidiaries (Company). Generally, any person on the U.S. direct dollar payroll of the Company is eligible to participate, except non-managerial retail marketing outlet employees and certain other employee classifications.

Prior to December 31, 1995, the Company had a trust agreement with Bankers Trust Company, 280 Park Avenue, New York,
New York 10017 (Trustee). Effective at the close of business on December 31, 1995, the Trustee was changed to Vanguard Fiduciary Trust Company. Plan investments are held by the Trustee in the Temporary Fund, Fund K (also known as the Employee Stock Fund), Fund L (also known as the Employer Stock Fund) and Fund EP (also known as the EP Stock Fund). Temporary Fund investments consist of specified short-term securities. Funds K, L and EP are invested primarily in common stock of Phillips Petroleum Company (Phillips Stock).

Fund L consists of Phillips Stock purchased with the proceeds of the loans described in Note 3 or with certain Company contributions. The Phillips Stock will be allocated to Fund L accounts of eligible participants. The Plan provides for three types of stock allocations: semiannual basic allocations, dividend replacement allocations and supplemental allocations. A basic allocation is made as of June 30 and December 31 of each year. Prior to 1999, 716,846 shares of stock will be divided among or "allocated to" the Fund L accounts of eligible participants as of each June 30 and December 31. After 1998 and through 2005, the number of shares to be allocated semiannually will be 477,876. In December 1995, the Company extended the LTSSP to the year 2015. Without the extension, allocations of stock to employees would have been completed in 2005 or before. The new extension will require additional shares to be delivered to the LTSSP. After 2005 and through the allocation date following the date the second loan is repaid, the number of shares to be allocated semiannually on each basic allocation date will be 3,877 shares for each 100 employees eligible to make deposits as of the preceding allocation date. The LTSSP is eligible to receive shares from the Company's Compensation and Benefits Trust, also established in December 1995.

A participant's semiannual basic allocation is based on the ratio of the participant's Fund K before-tax deposits to all eligible participants' before-tax deposits for the allocation period. If the Company does not elect to make a special contribution and if eligible dividends from participants' Fund L or Fund EP accounts are used to make loan payments, participants will receive a dividend replacement allocation. The Plan used $16.1 million, $14.5 million and $12.7 million in dividends on allocated shares to make loan payments and allocated 402,774 shares, 431,613 shares and 399,586 shares in dividend replacement allocations to participants' Fund L and Fund EP accounts in 1996, 1995 and 1994, respectively. A supplemental allocation is made each year-end if all shares released for allocation, based on loan payment provisions, have not been allocated.

The Company makes contributions to the Plan which, when aggregated with the Plan's dividends from Fund L, certain dividends from Fund EP and certain interest earnings from Fund L, equal the amount necessary to enable the Plan to make its regularly scheduled payments of principal and interest due on its loans. The Company may also elect to make contributions to the Plan, as an alternative to utilizing the dividends from shares in Fund EP or allocated shares in Fund L. Finally, the Company may make contributions to the Plan in the amount necessary to bring the number of shares of stock released for allocation up to the level required to complete the basic allocation by contributing cash or by contributing Phillips Stock from the Compensation and Benefits Trust.

Eligible employees may elect to have their salaries reduced and before-tax deposits made by the Company on their behalf equal to one percent of pay. These deposits are first placed into the Temporary Fund and remain there until the valuation date on or about the 20th day of the following month, and then are transferred into the employee's Fund K account. Interest earned on deposits while in the Temporary Fund are credited quarterly in the same manner to each participant who still maintains an account in the Plan and who made deposits during the quarter.
The interest of participants in each fund is represented by units allocated to them.

Assets of the Employee Stock Ownership Plan of Phillips Petroleum
Company (ESOP) and the Payroll Stock Ownership Plan of Phillips
Petroleum Company (PAYSOP), which were merged into the Plan on July 1, 1988, are held in Fund EP.

Participants are always vested in their deposits and amounts credited to their accounts. Total withdrawals from Funds K, L and EP may be made upon the occurrence of specified events, including attainment of age 59 1/2 (after December 31, 1998, for Funds EP and L) or separation from service. Partial withdrawals are permitted in cases of specified financial hardship and certain other cases. For a participant who retires or becomes totally disabled, unless a request for withdrawal is made as of any earlier date, distribution will be deferred to a date not later than the first valuation date of February of the year after the year age 70 1/2 is attained. If the participant dies, distribution to a surviving spouse beneficiary will be deferred to the first valuation date of the second month preceding the month in which the participant would have attained age 70 1/2. This deferral is revocable by the participant or the surviving spouse. Distributions to non-spouse beneficiaries may be deferred approximately five years.

A participant may elect a direct rollover of the taxable portion of most distributions to an Individual Retirement Account or another tax-qualified plan. The taxable portion of any such distribution that is not rolled over directly will be subject to 20 percent federal withholding.

The Plan is administered by the Long-Term Stock Savings Plan Committee, the members of which are appointed by the Board of Directors of Phillips Petroleum Company. Members of the Committee serve without compensation, but are reimbursed by the Company for necessary expenditures incurred in the discharge of their duties. Administrative expenses of the Plan will be paid by the Trustee from assets of the Plan to the extent allowable by law, unless paid by the Company. In 1996, 1995 and 1994, the Trustee made cash payments of $0, $95,844 and $100,000, respectively, for reimbursement of administrative expenses to Phillips from Fund EP. Plan administrative expenses of approximately $200,000, $400,000 and $402,000 were paid by Phillips to the Trustee in 1996, 1995 and 1994, respectively.


Note 2--Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Note 3--Securities Acquisition Loans

The Plan borrowed $250 million (Loan 1) and $400 million (Loan 2) in 1988 and 1990, respectively, and purchased 14,336,918 and 14,159,292 shares of common stock from Phillips Petroleum Company (Phillips), respectively. The shares are held in a Fund L suspense account until allocated to eligible participants based on the provisions of the Plan. At December 31, 1996 and 1995, the market value of unallocated shares was $645 million and $560 million, respectively.

The Loans are guaranteed by Phillips. They are being repaid through contributions made by the Company, dividends on unallocated and allocated shares, and earnings on the short-term investment of dividends.

Loan 1
During 1994, the Plan signed a $131 million term loan agreement that was used to refinance the outstanding notes payable issued in 1988. The notes were redeemed on May 16, 1994. The new term loan requires repayment in annual installments through the year 1998, matching the maturities of the refinanced notes, but at a reduced cost. Principal payments totaling $26 million were made on Loan 1 in both 1996 and 1995. The outstanding balance of Loan 1 at December 31, 1996, was $54 million. Loan 1 provides for variable interest rates. The rates were 4.98 percent and
4.88 percent at December 31, 1996 and 1995, respectively.

Loan 2
Loan 2 was amended late in 1995 to extend its term from 15 to 25 years. Loan 2 is a bank loan, requiring repayment in annual installments beginning in 2005, through the year 2015.

Any participating bank in the syndicate of lenders may cease to participate on November 30, 2001, by giving not less than 180 days prior notice to the Plan and Phillips. Also, each bank participating in the loan has the optional right, if the current directors of Phillips or their approved successors cease to be a majority of the Board of Directors, and upon not less than 90 days' notice, to cease to participate in the loan. Under the above conditions, such banks' rights and obligations under the loan agreement must be purchased by Phillips if not transferred to another bank of Phillips' choice. The Company amended Loan 2, effective May 30, 1997, to extend the date that any participating bank in the syndicate of lenders may cease to participate from November 30, 2001, to December 5, 2004.

The outstanding balance of Loan 2 at December 31, 1996, was
$397 million. Loan 2 provides for variable interest rates. The rates were 5.775 percent and 6.20 percent at December 31, 1996 and 1995, respectively.

Note 4--Investments

Phillips Stock is valued at fair value, using the New York Stock
Exchange closing quoted market price. For money market funds, cost and market value are the same.


Note 5--Tax Status

The Internal Revenue Service (IRS) determined on January 16, 1996, that the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 and the Trust is exempt from federal income tax under Section 501(a). Subsequent amendments have been adopted, but are not expected to affect the qualified status of the Plan. The Committee is not aware of any activity that would affect the qualified status of the Plan.

------------------------------------------------------------------------------
Schedule of Assets Held for                    Long-Term Stock Savings Plan Of
Investment Purposes                                 Phillips Petroleum Company
Line 27a                                              EIN 73-0400345, Plan 022



At December 31, 1996

                     Description of investment           Thousands of Dollars
Identity of issue,   including maturity date,           ----------------------
borrower, lessor,    rate of interest, collateral,      Historical    Current
or similar party     par or maturity value                 Cost        Value
------------------   --------------------------------   ----------   ---------

Phillips Petroleum   30,998,548 shares of common
  Company*           stock, $1.25 par value               $677,867   1,371,686

Vanguard Fiduciary   1,682,186 units of participation
  Trust Company*     in the Vanguard Money Market
                     Reserves-Prime Portfolio,
                     $1.00 par value                         1,682       1,682
------------------------------------------------------------------------------
                                                          $679,549   1,373,368
==============================================================================
*Party-in-interest

------------------------------------------------------------------------------
Schedule of Reportable Transactions            Long-Term Stock Savings Plan of
Line 27d                                            Phillips Petroleum Company
                                                      EIN 73-0400345, Plan 022


Year Ended December 31, 1996


                                                    Thousands of Dollars
                      Total       Total       --------------------------------
                      number of   number of                       Gain or
Identity of party     purchases   sales                   Value   (loss) as a
involved and          during the  during the  Value of    of      result of
description of asset  plan year   plan year   purchases*  Sales*  transactions
--------------------  ----------  ----------  ----------  ------  ------------

Bankers Trust
  Company General
  Employee Benefit
  Trust, BT Pyramid
  Government
  Securities Cash
  Fund                        94          93     $27,489  32,627             -
Vanguard Fiduciary
  Trust Company,
  Vanguard Money
  Market Reserves-
  Prime Portfolio            138         126      31,972  30,290             -
------------------------------------------------------------------------------
*This is also the current value at time of transaction.

                                                      Exhibit 1




                 CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8, File No. 33-50283) pertaining to the Long-Term Stock Savings Plan of Phillips Petroleum Company and in the related Prospectus of our report dated June 25, 1997, with respect to the financial statements and schedules of the Long-Term Stock Savings Plan of Phillips Petroleum Company included in this Annual Report (Form 11-K) for the year ended December 31, 1996.




                                 /s/ Ernst & Young LLP

                                     ERNST & YOUNG LLP
Tulsa, Oklahoma
June 25, 1997